Exhibit 10.12

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.

LICENSE AND APPLICATION SUPPORT AGREEMENT

This License and Application Support Agreement (the “LASA”) is made and entered into as of this September 30, 2008 (the “Effective Date”), by and between Las Vegas Gaming, Inc., (LVGI), a Nevada corporation, with a primary business address of 4000 West Ali Baba Lane, Las Vegas, Nevada 89118, and IGT (IGT), a Nevada corporation with a primary business address of 9295 Prototype Drive, Reno, NV 89521 (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, IGT owns rights to various proprietary application programming interfaces (APIs) and protocols, trademarks, and copyrights related to Gambling (defined below) and Electronic Gaming Machines (defined below);

WHEREAS, LVGI desires to license selected ones of IGT’s trademarks and copyrights related to Electronic Gaming Machines and selected ones of IGT’s proprietary APIs and protocols for the purpose of designing, developing, and implementing software applications for delivery through PlayerVision Devices (defined below) and IGT sb Systems; and

WHEREAS, LVGI desires support from IGT with regard to the selected ones of IGT’s proprietary APIs and protocols in the design, development and implementation of such software applications.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the Parties agree as follows:

ARTICLE 1
Definitions

The following terms with initial capital letters shall have the following meanings:

“Application Support Services” means technical support and assistance for the purpose of assisting LVGI establish compatibility between software applications developed by LVGI for delivery on IGT sb Systems (defined below).

“Competitor” – means any manufacturer, supplier, or distributor of Gambling Products with which IGT reasonably considers itself to compete for business.

“Earned Revenue” means revenues earned by LVGI, less the actual cost of jackpot insurance (such as for the top award of Nevada Numbers), if applicable.

“Electronic Gaming Machine” or “EGM” means the entire electronic or electro-mechanical device including the peripheral components housed in its enclosure that is primarily designed and used for Gambling, and that has all of the following characteristics: (a) is used by the player to input the wager amount and otherwise initiate game play; (b) displays the amount wagered, the outcome of the wager, and the credit amount available to the player; (c) displays the outcome of the Gambling event to the player within five minutes of initiating the wager; and (d) is provided to the player by the EGM operator.  The definition of an EGM is limited to the device in close proximity to the player and does not include supporting software and servers remote from the device.  For the avoidance of doubt, and by way of example, personal computers, televisions, personal digital assistants (PDAs), and cellular and other mobile telephones are not primarily designed for Gambling and are not EGMs for the purposes of this defined term.

“End User” means the licensed operator (e.g. the casino operator) of an Electronic Gaming Machine.

“Gambling” means playing or exposing for play any activity or event involving a wager or a placing at risk a sum of money or other representative of value, whether or not redeemable for cash, on an occurrence the outcome of which is uncertain, including events that include some element of skill (e.g., sports, card games, and racing).  The award corresponding to the outcome of such event or activity can be cash or any other prize.

“IGT sb System” or “ISBS” means IGT’s server-based network systems, which utilize the following IGT user interfaces: sbNexGen™, Service Window™, and other interfaces to IGT systems as may be necessary, subject to final approval by IGT.  For the sake of clarity, this excludes the non-sb NexGen, Advantage Systems, and TITO systems.

“IGT Systems” means all IGT sb Systems, Advantage® systems, including, but not limited to, TITO systems, and any other computer system and/or operational network licensed, sold, or Placed by IGT or its distributors and related to or associated with Gambling.

“Intellectual Property” means all intellectual property rights including all past, present and future rights in patents, industrial property rights, copyrights, trademarks, and trade secrets.

“Licensed APIs and Protocols” means (1) Slot Accounting System (SAS™) protocol, including Ticket In, Ticket Out protocols (TITO);  (2) NetPlex protocol; (3) Casino Terminal Network (CTN) Kiosk protocol; and (4) subject to the written approval of IGT, Media Manager protocols and Media Manager APIs.

“LVGI Developed Applications” means software applications that are all of the following: 1) developed by LVGI; 2) utilize the Licensed APIs and Protocols under this Agreement or the IGT Licensed IP pursuant to the Retrofit License Agreement; and 3) are deployed on the casino floor through an IGT sb System or PlayerVision Device (defined below).

“Place,” “Placed” or “Placement” shall mean the sale, lease, or any other supplying of Products (defined below) including on a participation basis or any other revenue generating basis.

“PlayerVision Device(s)” or “PVD(s)” means the hardware, software, firmware, connections, enclosures, and housings that are all of the following: i) made and placed by LVGI; ii) installed within an EGM; iii) only capable of providing PlayerVision® functionality to an EGM; and iv) that is substantially similar in functionality to the hardware, being provided by PlayerVision® as of July 17, 2008.

“Product(s)” means any product or service.

ARTICLE 2
License

2.1 License Grant.  IGT hereby grants LVGI a limited, non-exclusive, non-transferable, non-assignable (except as provided in Section 13.9), non-sub-licensable, world-wide license to use the Licensed APIs and Protocols in association with the IGT Systems for the limited purpose of facilitating design, development and implementation of LVGI Developed Applications but only to the extent that any of the individual APIs and protocols of the Licensed APIs and Protocols are applicable and necessary to the LVGI Developed Application and provided that such LVGI Developed Applications are designed and developed for delivery only through PlayerVision® Devices or IGT sb Systems.  The “implementation” aspect of this license grant includes the right for LVGI to provide End Users with “use rights” (i.e. the right to use LVGI Developed Applications) in connection with the rights granted hereunder.  For the avoidance of doubt, this license does not include any rights to IGT Licensed API’s or Protocols for use through any third party server based media manager delivery system that is designed for the management or delivery of media content to the main game screen.  For the avoidance of doubt, the rights provided under this Agreement do not include any license or covenant not to sue with respect to any IGT patents or any patents to which IGT may have rights .

2.2 Exclusions and Restrictions.  The license to the Licensed APIs and Protocols does not include the right to sub-license the Licensed APIs and Protocols, except as permitted to End Users pursuant to Section 2.1. However, LVGI may install LVGI Developed Applications onto any non-IGT EGM which is already licensed to operate with respect to the Licensed APIs and Protocols within an IGT sb System and/or use the Licensed APIs and Protocols either through a license between the EGM manufacturer and IGT or the operator of the EGM and IGT.  LVGI agrees to verify in advance with IGT that proper licensing of any required APIs or protocols of the Licensed APIs and Protocols is in place for any installation of LVGI Developed Applications on non-IGT EGMs.

ARTICLE 3
Consideration/Royalty

3.1 Royalty.  In consideration for the license and Application Support Services provided for in this LASA, LVGI shall pay a royalty to IGT equal to […***…] of the Earned Revenues for any LVGI Developed Application that is delivered through or connected to any IGT Systems.

***Confidential Treatment Requested

3.2 Royalty Payments.  LVGI shall furnish to IGT, within 45 days of the end of each calendar quarter (even if there were no applicable Earned Revenues in such quarter), a detailed royalty statement showing the Earned Revenues allocable to the LVGI Developed Applications for the immediately preceding quarter, separated into Earned Revenue for each country in which sales, or leases, or profit participations occur; and, where the revenues are earned in a currency other than U.S. dollars, showing the amount to be expressed in U.S. dollars to be computed by applying the average exchange rate between the dollar and that currency by using, to compute the average, the exchange rate quoted in the U.S. edition of the Wall Street Journal on the last business day of each month of that calendar quarter.  LVGI may, on prior notice to IGT, employ another method to handle currency conversion that is consistent or more compatible with its own internal accounting systems provided that such method is not to the detriment of IGT.  The royalty payment shall accompany the royalty statement.  Royalties on U.S. Earned Revenues shall be made without any tax withholding.

3.3 Failure to Pay.  Any amounts not paid when due will accrue interest at the rate of 1.5% per month. For the avoidance of doubt, any failure to pay is an event of default and is subject to the notice, cure, and termination provision explained at the end of Section 11.5.

ARTICLE 4
Records and Audits

4.1 Records.  LVGI shall maintain at its principal office for the term of this LASA and for 7 years thereafter accurate books and records in sufficient detail to enable IGT to verify the basis for and the accuracy of the royalty statements required to be submitted to IGT pursuant to Section 3.2 and LVGI’s compliance with each and every term and condition of this LASA.

4.2 Audit and Inspection Rights.  IGT shall have the right, exercisable not more than once in any calendar year during the period outlined in Section 4.1, to audit, through its own financial employees or through independent accountants (together the “Auditor”), the books and records (both electronic and hard copy) contemplated at Section 4.1.  IGT shall provide LVGI with no less than 2 weeks written notice of its intent to audit LVGI’s books and records as provided under this LASA and LVGI shall be ready for such audit – meaning that LVGI shall have all records required hereunder ready for inspection upon the arrival of the Auditor and LVGI shall also promptly provide additional documentation as may be required.  Such notice shall indicate the period to be audited, the identity of the auditor and the scope of the audit.  LVGI shall immediately pay any shortfall together with interest as provided in the next sentence.  Should an audit reveal a discrepancy of royalty payment in relation to royalty actually earned greater than 5% during any given year, LVGI shall pay any shortfall together with interest on any outstanding balance at the lesser of 1.5% monthly or the maximum amount permitted by law, and shall reimburse IGT for the reasonable cost of the audit.  If audits of LVGI reveal a shortfall in royalty payment of greater than 5% in any fiscal year, and the findings support that the withholding of such royalty payments was done intentionally or in bad faith, IGT shall have the right to terminate this LASA.  In all events, IGT’s right to terminate shall be subject to the provisions of Article 11.

ARTICLE 5
Support

5.1 Support Services.  IGT will provide a total of […***…] hours of Application Support Services to assist LVGI in utilizing the Licensed APIs and Protocols to establish compatibility with the LVGI Developed Applications that are deployed on IGT sb Systems.  IGT will have no obligation to modify any of its products, services, any of the Licensed APIs and Protocols, or any other IGT System to assist LVGI in attaining such compatibility.  No license to any Intellectual Property that is owned or controlled by IGT is granted or implied by virtue of IGT’s provision of any support services under this Agreement.

5.2 Excess Support Services.  The costs of the initial […***…] hours of Application Support Services are included in the contemplated royalty payments made by LVGI.  Any Application Support Services provided in excess of these […***…] hours will be provided to LVGI by IGT at IGT’s then-published engineering rates less […***…].

5.3 Bonus Support Services.  Each calendar year that the royalty payments made by LVGI to IGT under Section 3.1 exceed a total of […***…], IGT will credit LVGI with a bonus of […***…] hours of Application Support Services (Bonus Support Services) for use in the following calendar year.  Any Bonus Support Service hours that have not been used by the end of the calendar year during which the Bonus Support Service hours are available will lapse and will not be carried over in any form to the next calendar year.

5.4 Support Material and Equipment.  To the extent that such non-confidential material and equipment exists and are available for IGT to provide, IGT will provide the following material and equipment to LVGI in order for LVGI to create LVGI Developed Applications for deployment on IGT sb Systems:

[…***…].

[…***…].

[…***…].

IGT will grant LVGI access to IGT’s interoperability lab in Reno, Nevada, at IGT’s then-published standard rates and as can be accommodated in the ordinary course of business by the interoperability lab.

5.5 Material- and Equipment-Related Services.  (a) The Parties will work together to build a productive development environment for LVGI, which may potentially include a system simulator and a virtual private network (VPN).  (b) IGT will also provide access necessary to make LVGI Developed Applications demonstrable at trade shows.  (c) Any support services provided by IGT to LVGI in relation to subsections 5.4 and 5.5 will be subtracted from the Application Support Service hours allotted with regard to subsections 5.1, 5.2, and 5.3.

***Confidential Treatment Requested

5.6 Application Support Service Limitations.  It is acknowledged that the support services described in 5.1, 5.2, and 5.3 are specifically for helping LVGI to create Products that are compatible with Licensed APIs and Protocols and delivered through IGT sb Systems.  IGT shall not be required to provide support services for any LVGI Developed Applications that are designed to replace functionality embodied in Products being engineered or deployed by IGT at the time of the request for such support services.  To the extent that IGT has a reasonable basis to believe that certain LVGI Developed Applications infringe on IGT Intellectual Property and LVGI and IGT are unable to come to terms for licensing such, then IGT support obligations with respect to such applications shall be terminated.

ARTICLE 6
Distribution

6.1 Distribution Opportunity.  At IGT’s election, LVGI will grant to IGT distribution rights to the LVGI Developed Applications at a distribution fee rate of […***…] of the Earned Revenue for such LVGI Developed Applications, based upon the pricing of such LVGI Developed Application as set by LVGI.  IGT will, in good faith, conduct a trial using such products and evaluate the product using its own business judgment. Should IGT elect to accept distribution rights, the terms and conditions of such a possible distributor’s agreement will be negotiated by the Parties as necessary, with respect to IGT’s distribution efforts the agreement will be that IGT shall use commercially reasonable efforts.

6.2 Maintaining Minimum Requirements for Exclusive Rights.  If IGT elects and negotiates to take exclusive distribution rights, IGT will be required to meet minimum placement requirements in order to maintain such exclusive rights.  These minimum placement requirements will be negotiated and memorialized in each specific agreement for such exclusive rights.  If IGT fails to meet these stated minimum placement requirements, IGT will have the right to advance any shortfalls, else IGT’s distribution rights will revert to non-exclusive distribution rights.

6.3 Nevada Numbers.  LVGI will, in good faith, offer IGT the opportunity to finance the NevadaNumbers game.  This financing opportunity will allow IGT to gain approximately […***…] per ticket in revenue on every NevadaNumbers ticket sold.

6.4 Additional.  LVGI will, in good faith, offer IGT the opportunity to bankroll their The Million Dollar Ticket® games.  These banking opportunities will allow IGT to earn a […***…] mark-up on the true odds for each ticket sold.

ARTICLE 7
LVGI Obligations

7.1 Software Development. LVGI will undertake commercially reasonable efforts to design, develop, and build LVGI Developed Applications for delivery on IGT sb Systems.

***Confidential Treatment Requested

7.2 Compatibility Commitment. LVGI will undertake commercially reasonable efforts to make any LVGI Developed Applications available to the IGT sb Systems and any EGMs compatible with the IGT sb Systems first before such LVGI Developed Applications are available to non-IGT sb Systems or non-IGT-compatible EGMs.

7.3 For purposes of this Section 7, the standard of “commercially reasonable efforts” is only intended to refer to the level of efforts necessary to create the interface with the IGT sb Systems, or to the EGMs compatible with the IGT sb Systems, as applicable – such that if it is commercially reasonable to create said interface, then LVGI will continue with the further obligations of Sections 7.1 and 7.2.

ARTICLE 8
Representations and Warranties

8.1 General Representations and Warranties.  Each Party represents and warrants to the other as follows: (a) it is a valid and existing corporation and in good standing under the laws of the state of its incorporation; (b) it has the power and authority required to carry on its activities as they are now conducted; (c) it has the has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this LASA; (d) all corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this LASA and all transactions contemplated hereby have been duly and properly taken; (e) no consent, approval, authorization or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of such Party in connection with the valid execution and delivery of this LASA or the performance by such Party of any of its obligations hereunder; (f) the execution, delivery and performance of this LASA do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets; and (g) the execution, delivery and performance of this LASA has been duly and validly authorized by each Party, and upon execution and delivery, this LASA constitutes the valid and binding agreement of each Party enforceable against it in accordance with its terms.

8.2 No Third Party Assistance.  LVGI represents and warrants that it will not assist any third party to design, develop, or implement any software applications that utilize the Licensed APIs and Protocols under this Agreement or the IGT Licensed IP pursuant to the Retrofit License Agreement that are deployed on a casino floor through an IGT sb System or PlayerVision Device.  For sake of clarity, this provision shall not preclude LVGI from utilizing subcontractors to assist LVGI in designing, developing or implementing any LVGI Developed Applications in accordance with LVGI’s exercise of the rights granted it under this LASA.  This provision also does not prohibit an End User from using its own technical personnel to assist LVGI in designing, developing or implementing any LVGI Developed Applications in accordance with LVGI’s exercise of the rights granted it under this LASA.

ARTICLE 9
Confidentiality

9.1 Confidentiality Obligation.  Each Party will, and will cause each of its Representatives to (a) hold all information relating to the business of the other Party disclosed to it by reason of this LASA confidential; (b) not use any such information except as necessary to perform its obligations and exercise its rights under this LASA; and (c) not disclose any of such information to any third party unless required by law or otherwise legally compelled to disclose such information; provided, however, that to the extent that either Party may become so legally compelled, such Party may disclose such information only if it will first have used reasonable efforts to obtain, and, if practicable, will have afforded the other Party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

9.2 Exceptions to Confidentiality.  The Party who received such confidential information will not be required to keep confidential any information that (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) was received after disclosure to it from a third Party who had a lawful right to disclose such information or materials to it; (d) was required by law to be disclosed to any regulatory body having jurisdiction over the receiving Party or any of its respective affiliates, customers; (e) that disclosure is necessary by reason of applicable legal, accounting or regulatory requirements beyond the reasonable control of the receiving Party; or (f) is subsequently developed by the receiving Party independently of the information received from the disclosing Party, as evidenced by written documentation.

9.3 Certain Disclosures.  In the case of any disclosure pursuant to Section 9.2(d) or (e), to the extent practical, the receiving Party will notify the disclosing Party in advance of the required disclosure and will use commercially reasonable efforts to assist the disclosing Party in obtaining a protective order, if available, covering such disclosure.  If such a protective order is obtained, such information and materials will continue to be deemed to be confidential information.  In no event shall the information disclosed pursuant to Section 9.2(d) or (e) of this LASA exceed that which is required by such legal, accounting or regulatory requirement, as applicable.

9.4 Terms of Agreement.  LVGI agrees that this LASA and its provisions will remain confidential, protected as confidential information as per the above provisions of this Article 9, and will only be distributed to those persons within LVGI that have a need to know, subject to any disclosure required by law or regulation to the Securities and Exchange Commission (“SEC”), Department of Justice or any court or tribunal of competent jurisdiction.  Notwithstanding the foregoing, LVGI will have the right to disclose the terms of this LASA to its attorneys, accountants, actual and potential sources of financing, and potential acquirers, under appropriate non-disclosure agreements or duties.

ARTICLE 10
Indemnification

10.1 Indemnification Obligations.  Each Party (the “Indemnifying Party”) will indemnify, defend and hold the other Party and its officers, directors, employees and agents (the “Indemnified Party”) harmless from any and all damages, costs and expenses arising from any third party claims, threats, proceedings or suits (“Third Party Claims”) to the extent such Third Party Claims arise from or relate to the Indemnifying Party’s breach of any representation, warranty or covenant hereunder.

10.2 Indemnification Procedures. Upon receiving notice of any Third Party Claim covered by Section 10.1, the Indemnified Party will notify the Indemnifying Party promptly; provided, however, that the right of indemnification hereunder will not be adversely affected by a failure to give such notice, unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party may assume control of the defense of any such claim, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any losses resulting from such claim, and (b) the claim does not seek to impose any liability on the Indemnified Party other than money damages; provided, however, that the Indemnified Party may, at its own cost and expense, participate through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom.  The Indemnifying Party will not settle any such claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed), unless such settlement is solely for monetary damages for which the Indemnified Party is fully indemnified under this Agreement.  If the Indemnifying Party does not assume full control over the defense of a claim pursuant to this Section 10.2, then the Indemnifying Party may participate in such investigation, defense or trial, solely at its cost and expense, and the Indemnified Party will have the right to defend or settle such claim in such manner as the Indemnified Party deems appropriate, solely at the cost and expense of the Indemnifying Party.

10.3 Indemnification of IGT against Claims Arising from LVGI Installations.  LVGI will defend, indemnify and hold harmless IGT and its officers, directors, employees and agents from any and all damages, costs, and expenses arising from any claim relating to or arising from any uses or installations of the LVGI Developed Applications.

ARTICLE 11
Term and Termination

11.1 Term.  The term of this LASA will commence on the Effective Date and will continue in force until terminated by mutual written consent of all parties to this LASA unless terminated earlier as set forth in this Article 11. However, the support obligations of Section 5 shall conclude at the earlier of eight (8) years from the Effective Date or the date on which this Agreement is terminated per its terms.

11.2 Termination for Regulatory Compliance.  Each Party and its affiliates conduct business in a highly regulated industry under privileged licenses issued by gaming regulatory authorities both domestic and international.  Each Party maintains a compliance program that has been established to protect and preserve the name, reputation, integrity, and good will of such Party and its affiliates and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world.  Each Party agrees to cooperate with requests, inquiries, or investigations of gaming regulatory authorities or law enforcement agencies in connection with the performance of this LASA.  Each Party agrees to fully cooperate with the other Party in the completion of any necessary due diligence background investigation.  If either Party receives a written or oral opinion, recommendation or indication from a gaming regulatory authority (including a representative thereof) or if either Party determines, based upon facts and evidence that would reasonably be accepted by gaming regulatory authorities or other licensed gaming entities, that continuation of this LASA would jeopardize the gaming licenses, permits or status of such Party or any of its affiliates with any gaming regulatory authority or similar law enforcement authority (“Regulatory Trigger”), then: (a) such Party will give notice to the other Party of the Regulatory Trigger, including details of the opinion, recommendation, indication or asserted facts (to the extent known by the receiving Party), and provided such Party is given a time period to address the basis for said Regulatory Trigger, that Party will provide the other Party a reasonable time frame within such Party's reasonably allotted time period to comment upon and take action to remove such basis; and (b) if such Regulatory Trigger is not cured to that Party's reasonable satisfaction, such that a reasonable risk remains that jeopardizes the status of such Party with any gaming regulatory authority, that Party may terminate such portion of this LASA which would cure the Regulatory Trigger (leaving the remainder of this LASA in force and effect), and if such cannot be effected, such Party may terminate this entire LASA immediately.

11.3 Consequences of Termination.  In the event that this LASA or any portion hereof is terminated pursuant to Section 11.1, any payments made or payment obligations that exist pursuant to this LASA at the time of such termination shall be non-refundable or remain due and payable (as the case may be); provided that such Regulatory Trigger does not mandate otherwise.  In addition, the rights intended to be unaffected according to the express provisions of this LASA and Articles 4, 8-11, and 13 will survive any such termination.  All other provisions of this LASA will be terminated.

11.4 Dispute Resolution.  Prior to any termination of this LASA for breach, or the commencement of any litigation by one Party (the first Party) against the other arising out of an alleged breach of this LASA, the matter must first be referred to a senior executive of each Party by the first Party sending to the other Party a written notice that sets out the particulars of the dispute and the alleged breach of this LASA.  The senior executives of each Party will then arrange to meet at the next most convenient time, but no later than 30 days from receipt of the dispute notice, and will use commercially reasonable efforts to resolve the dispute in good faith.  Should the senior executives fail to resolve the dispute within seven days of the date of their meeting, then either Party may initiate non-binding mediation to resolve such dispute, with costs to be shared equally by the Parties.  If such mediation fails to resolve such dispute within 10 days of the mediation, each Party is free to seek any remedies available to it to resolve such dispute, including litigation.

11.5 Termination for Failure to Pay.  Notwithstanding Section 11.4 above, any failure to pay monies due under this Agreement when due, including any royalties due under Article 3, shall constitute a material breach, and the non-breaching party may immediately terminate this Agreement for non-payment when the defaulting party fails to cure such non-payment within 30 days of written notice specifying such non-payment.

ARTICLE 12
Certified Application Developer

12.1 Certified Application Developer.  IGT will grant LVGI status as a Certified Application Developer (to be further defined) for the IGT sb System.  The granting of this status will require that LVGI demonstrate, to IGT’s satisfaction, the ability to meet specifications and customer expectations, as to be determined.

ARTICLE 13
Miscellaneous

13.1 Notices.  Whenever this LASA provides that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be deemed to have been validly served, given, or delivered (and “the date of such notice” or words of similar effect will mean the date) five days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon confirmed receipt thereof (whether by noncertified mail, telecopy, express delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

If to IGT, at:	IGT 9295 Prototype Drive Reno, Nevada 89521 Attention: Richard Pennington Fax: 775.448.1488

with copies to:	Fulbright & Jaworski L.L.P. 2200 Ross Avenue Suite 2800 Dallas, Texas 75201 Attention: Glen J. Hettinger Fax: 214.855.8200

If to LVGI, at:	LVGI 4000 West Ali Baba Lane Las Vegas, Nevada 89118 Attn: Jon Berkley Fax: 702.733.4907 With copies to Legal@LVGI.com

with copies to:	Weide & Miller, Ltd. 7251 W. Lake Mead Blvd., Suite 530 Las Vegas, NV 89128 Attention: R. Scott Weide Fax: 702-382-4805

or to such other address as each party may designate for itself by like notice.  No notice, demand, request, consent, approval, declaration, or other communication shall be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this LASA.

13.2 Choice of Law.  This LASA will be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflicts of laws.  IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES RELATING TO THIS LASA, EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA COUNTY OF WASHOE AND DOES HEREBY WAIVE ANY CLAIM THAT SUCH FORUM IS INCONVENIENT.

13.3 Integration Amendments; Waivers.  This LASA constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, understandings, or agreements.  This LASA may not be amended, modified, or supplemented, or any provision of this LASA waived, except by a writing signed by all the parties to this LASA.  No custom, practice, course of dealing, or similar conduct will be deemed to amend, modify, or supplement any term of this LASA.  The failure of any Party to enforce any right or remedy under this LASA, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such Party, nor excuse any other Party from its obligations under this LASA.  Any waiver of any such right or remedy by any Party must be in writing and signed by the Party against which such waiver is sought to be enforced.  No waiver will be deemed a continuing waiver or a waiver of any right beyond the specific right waived in such waiver.

13.4 Further Assurances.  Each Party to this LASA shall, without the necessity of any further consideration, execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this LASA and to consummate the transactions contemplated hereby.

13.5 Force Majeure.  No Party will be deemed in default if delayed or prevented from performing its obligations under this LASA, in whole or in part, due to an act of God, fire, flood, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, equipment, materials or facilities, delay in transportation, breakdown or accident, riot, war, terrorist attack or other cause beyond its reasonable control (a “Force Majeure Event”); provided that such party will resume full performance of this Agreement as soon as practicable following the conclusion of the Force Majeure Event; and provided further, that any adverse event resulting directly or indirectly from conditions generally affecting any industry or industry sector in which a Party operates or competes which does not have a materially disproportionate impact on the Party relative to other industry participants shall not be considered a Force Majeure Event under this LASA.

13.6 Headings.  The headings in this LASA are for convenience of reference only and are not part of the substance of this LASA.

13.7 Severability.  It is not the intention of the Parties to this LASA expressly to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body.  If any provision of this LASA are interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation shall be rendered inoperative to the minimum extent necessary in order to not be violative as set forth above (and in lieu thereof the Parties jointly request the court to insert such provision, sentence, word, clause, or combination thereof that is as favorable as possible to the Party the rights of which were made inoperative as may be valid and consistent with the intent of the parties under this LASA) and the remainder of this LASA, as amended, shall remain binding upon the Parties to this LASA, unless the inoperative provision would cause enforcement of the remainder of this LASA to be inequitable under the circumstances.

13.8 Time.  Time shall be of the essence with respect to this LASA.

13.9 Assignment. Neither this LASA nor any rights hereunder may be transferred or assigned, nor any duties under this LASA delegated, by operation of law or otherwise, without the written consent of all parties to this LASA, except that IGT may assign this LASA and all rights hereunder and delegate all of its obligations hereunder to an affiliate of IGT and except that LVGI may assign this LASA and all rights hereunder and delegate all of its obligations hereunder to a person or entity that is a non-Competitor of IGT that acquires all or substantially all of the assets of LVGI in a single transaction or series or related transactions. For the purposes of the foregoing, a Change of Control of LVGI will be deemed an attempted assignment of this LASA and the rights hereunder and a delegation of all duties hereunder. Any attempted assignment, transfer or delegation that is that is not in conformance with this agreement is void.

“Change of Control” means the occurrence of any of the following events:

a
LVGI becomes aware of the acquisition by any “person” or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 20% or more of the total voting power of the Voting Stock of LVGI;

b
(i) there shall be consummated any share exchange, consolidation or merger of LVGI pursuant to which LVGI’s common stock would be converted into cash, securities or other property, other than pursuant to a share exchange, consolidation or merger of LVGI in which the holders of LVGI’s common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power of the voting stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger, or (ii) LVGI sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of LVGI and its Restricted Subsidiaries to another Person and any “person” (as defined in clause (a) above) is or becomes the “beneficial owner” (as defined in clause (a) above), directly or indirectly, of 20% or more of the total voting power of the voting stock of the transferee entity in such disposition of assets;

c
during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of LVGI was approved by a vote of a majority of the directors of LVGI then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

d	the adoption of a plan relating to the liquidation or dissolution of LVGI; or

e	the occurrence of any other event that would constitute a change in control of LVGI within the meaning of Item 5.01 (or successor item) of Forms 8-K (or successor form) under the Exchange Act.

13.10 No Partnership.  This LASA forms a contractual arrangement only and does not constitute the parties as a partnership or affiliated party.

13.11 Business Day.  Should the terms of this LASA require the performance of any obligation or the fulfillment of any condition on a day other than a business day, such obligation or fulfillment may be delayed until midnight on the next day that is a business day for the party to perform.

13.12 Counterparts.  This LASA may be executed in any number of counterparts, by means of facsimile or portable document format (pdf), which shall individually and collectively constitute one agreement.

13.13 Publicity.  Neither Party shall issue any press release or make any other public announcement with respect to this LASA or the transactions contemplated hereby without obtaining the prior written approval of the other Party (which will not be unreasonably withheld or delayed).  Where disclosure of information regarding this LASA or the transactions contemplated hereby may be required by law or the regulations of any securities exchange, the Party complying with applicable law or regulations shall provide sufficient time for the other Party to comment on those portions of such disclosures that pertain to this LASA before such disclosures are made.

EXECUTION

Each party has caused this LASA to be executed by a duly authorized officer and delivered as of the Effective Date, whereupon it enters into full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this LASA to be executed and delivered as of the date first above written.

LVGI

By:  /s/ Jon D. Berkley
Name:  Jon D. Berkley
Title:  President & CEO

IGT

By:  /s/ Richard Pennington
Name:  Richard Pennington
Title:  Exec. VP – Corporate Strategy